Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harvard Bioscience, Inc.:

We consent to the use of our report dated March 16, 2017, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cambridge, Massachusetts
April 30, 2018